Exhibit 12.2(a)

                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
           ----------------------------------------------------------
                              (Dollars in Millions)


                                Nine Months    Six Months   Three Months
                                   Ended         Ended         Ended
                                  Sept 30       June 30       March 31
                                 1999 1998*   1999*1998*    1999* 1998*
                                 ----  ----    ---- ----     ----  ----
Portion of rentals
  representing interest           $75   $76     $49  $50      $25   $26
Capitalized interest               24    35      19   23       10    10
Other interest and fixed
   charges                        247   233     163  145       82    72
                                 ----  ----    ---- ----     ----  ----
Total fixed charges (A)          $346  $344    $231 $218     $117  $108
                                 ====  ====    ==== ====     ====  ====
Earnings-pretax income
   with applicable
   adjustments (B)              $1609 $1632    $987$1260     $455  $578
                                 ====  ====    ==== ====     ====  ====
Ratio of (B) to (A)              4.65  4.74    4.27 5.78     3.89  5.35
                                 ====  ====    ==== ====     ====  ====


Note - Fixed charges consist of interest expense on indebtedness whether expensed or capitalized (including amortization of debt expense and discount or premium relating to indebtedness) and one-third of rental expense that is representative of the interest factor.






*Restated in September 1999.

                                                                 Exhibit 12.2(b)


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                              CONTINUING OPERATIONS
           ----------------------------------------------------------
                              (Dollars in Millions)


                                      Year Ended December 31*
                                  --------------------------------
                                 1998    1997   1996    1995  1994
                                 ----    ----   ----    ----  ----
Portion of rentals
   representing interest         $105     $82    $78     $76   $83
Capitalized interest               46      31     11      13    58
Other interest and fixed
   charges                        320     294    364     432   424
                                 ----    ----   ----    ----  ----
Total fixed charges (A)          $471    $407   $453    $521  $565
                                 ====    ====   ====    ====  ====
Earnings-pretax income
   with applicable
   adjustments (B)              $1675   $1700  $1823    $855 $1257
                                 ====    ====   ====    ====  ====

Ratio of (B) to (A)              3.56    4.18   4.02    1.64  2.22
                                 ====    ====   ====    ====  ====










Note - Fixed charges consist of interest expense on indebtedness whether expensed or capitalized (including amortization of debt expense and discount or premium relating to indebtedness) and one-third of rental expense that is representative of the interest factor.





*Restated in 1999.